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                                                                   Exhibit 10.14

                      [MOTIVE COMMUNICATIONS LETTERHEAD]



February 13, 1998

Doug McNary
39 Deep Run
Cohasset, MA 02025



Dear Doug:

It is with great excitement that I extend an offer of employment with Motive, effective Friday, February 6, 1998 through Monday February 16, 1998. This is an exciting time for Motive as each new hire plays a huge part in the formation of our company. Your energy, drive and enthusiasm will help ensure Motive's success.

As for the details, you will have the title of Vice President of Sales reporting to me. In this role, you will be responsible for all of Motive's sales and distribution operations worldwide. You are being brought in now to develop the long term vision of the sales strategy that fits our business situation and put together a long term plan that gets us there. Unlike larger companies, there are no hard and fast boundaries here at Motive, and you will find that your contribution will be limited only by your drive and imagination.

You will receive a base salary of $4,583 paid twice monthly. In addition, a $40K sales incentive program, based on performance against sales targets, is included as part of your total compensation package. You will also receive an option to buy 542,850 shares of Motive common stock. These shares will vest over a period of 5 years dating from your start date. All terms of the stock are governed by the 1997 Stock Issuance / Stock Purchase Plan as approved by the
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Motive board of directors.  Details of these provisions, as well as other negotiated items, are set forth in the attached memo.

We are pleased to be able to offer you participation in our employee benefits program. While not IBM, we are proud that we have been able to put together a program that allows our employees to get competitive benefits together with plenty of options to customize their own coverage. The effective date of coverage is your start date. A summary of the program is attached, and you can talk to Linda Hamann with specific questions.

Doug, when we started Motive, we knew that we would be successful if we shipped on-time products that solve an immediate business problem, and we were able to finish the team with world-class talent and people we could trust. We are in the processes of proving the 1st point, and you are absolutely key to the second. You are clearly one of the best in the industry at what you do, and as importantly, I know and trust you. These are absolute prerequisites to entering in to a deal such as this.

Motive is a raw startup with all that implies, and will not be easy. There are certain to be times when the extra stress and effort will test our resolve. On the other hand, I truly believe that if we execute on our market opportunity we have an excellent chance to build a great software company.
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I look forward to your acceptance and to getting about the work at hand.  Please sign below to indicate your acceptance and return this letter to me as soon as possible.

Sincerely,                                      Accepted:


                                                /s/ Doug McNary      2/13/98
Scott Harmon                                    --------------------------------
President and CEO                               Doug McNary           Date